EXHIBIT 21

KENT INTERNATIONAL HOLDINGS, INC.
SUBSIDIARIES

Name of Subsidiary	State of Incorporation	Status

Kent Medichem China, Inc.	Nevada	Inactive

Kent Laboratories China, Inc.	Nevada	Inactive